Exhibit 10.41

Executive Officer Reimbursement Program – Reimbursement of Certain Legal Expenses

On September 2, 2005, the company’s Board of Directors passed a resolution authorizing the company to reimburse its executive officers for legal fees reasonably incurred in connection with the proposed merger with Wachovia.  The fees to be reimbursed may be incurred through the earlier of (i) the termination of the merger agreement prior to completion of the merger, and (iii) the effective time of the merger.  In each case the fees must relate to (i) legal advice provided by one counsel to the executive officers, sought by the executive officers at the request of the Board in connection with the negotiation of the executive officers’ respective employment arrangements with Wachovia and (ii) matters directly related to thereto including their description in the company’s Securities and Exchange Commission filings and other state public statements.